Exhibit 99.1

Investor Contact Information
Hawk Associates, Inc.
Julie Marshall or Frank N. Hawkins, Jr.
Phone: 305-451-1888
E-mail: info@hawkassociates.com

News Release:

FOR IMMEDIATE RELEASE

Exactech Updates Financial Guidance

Q4 ‘07 Revenue $33.1M Up 27%, 2008 EPS $0.88-$0.94

GAINESVILLE, Fla. - January 16, 2008 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that it expects to report revenue for the fourth quarter of 2007 of $33.1 million an increase of 27% compared to $26.2 million for the fourth quarter of 2006. Net income for the fourth quarter is expected to range from $2.6 million to $2.9 million or $0.22 to $0.24 diluted earnings per share compared with net income of $2.3 million or $0.19 diluted earnings per share in the same quarter a year ago.

Exactech Chairman and CEO Bill Petty said, “This represents our sixth quarter in a row of increasing sequential revenue growth. U.S. sales represented our strongest quarterly growth in four years with a gain of 24% to $26.1 million during the fourth quarter. Our worldwide market presence continues to expand. International sales remained strong, increasing 38% to $7.0 million for the quarter.”

Chief Financial Officer Jody Phillips said, “Due to the momentum in our domestic sales growth we are increasing our 2008 diluted earnings per share targets to $0.88 to $0.94 based on top line revenue expectations of $146 million to $158 million. We also are releasing our initial expectations for the first quarter of 2008 of revenues of $36 million to $38 million and diluted earnings per share of $0.18 to $0.20.”

The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The company has scheduled a conference call for Friday, February 29 at 11:00 a.m. Eastern Time. The call will cover the company’s 2007 results. Petty will open the conference call and a question-and-answer session will follow.

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EXACTECH INC.

To participate, dial (800) 762-8779 any time after 10:50 a.m. Eastern on February 29. International and local callers should dial (480) 248-5081. A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00004A51.

A podcast will be available approximately 15 minutes after the event ends and can be accessed at http://viavid.net/mp3/00004A51.mp3. Both will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, and in more than 25 countries in Europe, Asia and Latin America. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: info@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/email.aspx.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.